Exhibit 99.1

BearingPoint Signs Definitive Agreement with European Management Team for Sale of Europe, Middle East and Africa Practice
Dallas, July 17, 2009 — BearingPoint, Inc., a management and technology consulting firm, today announced that it has entered into a definitive agreement with its European management team for the sale of the Company’s Europe, Middle East and Africa (EMEA) practice for an aggregate purchase price of approximately $69 million USD in total consideration.
Under the terms of this agreement, BearingPoint’s EMEA practice will become a legally-independent entity owned by EMEA management and operated as one single partnership. Peter Mockler, executive vice president of BearingPoint EMEA, and his management team will remain in place, providing leadership stability and continuity that will aid in the successful transition of the practice through this process. In addition, the practice will continue to operate under the BearingPoint brand and will benefit from existing brand equity and awareness.
“We are confident that this is the best path forward for our clients and employees,” said Peter Mockler. “The EMEA leadership team and I are dedicated to the success of the practice and remain steadfast in our commitment to serving our clients.”
This sale is expected to be completed on or before August 31, 2009, and is subject to the satisfaction of certain conditions and bankruptcy court approval. There can be no assurance that the proposed sale will be approved by the Court or that the transaction will be completed.
About BearingPoint, Inc.
BearingPoint, Inc. is a provider of management and technology consulting services to commercial and public sector organizations around the world. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. The Company’s service offerings are designed to help its clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to next-generation technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our

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future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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MEDIA CONTACTS
Elizabeth Palmer
404.242.4638
Betsy.palmer@bearingpoint.com
Mike Kronfellner
Director Marketing and Communications, EMEA
Office: +49 (89) 54033 7070
Mobile: +49 (173) 300 6482
mike.kronfellner@bearingpoint.com